EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated March 17, 2009, with respect to the statements of condition including the related portfolios of Great International Firms Portfolio, Series 35, Morgan Stanley U.S. Multinational 50 Index[SM] Portfolio, Series 27 and Global Water Portfolio 2009-2 (included in Van Kampen Unit Trusts, Series 853) as of March 17, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-156823) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                              GRANT THORNTON LLP


New York, New York
March 17, 2009